Exhibit 2.3


                                  July 31, 2001


John Michael Sandel
Kitty Sandel
c/o Faith Walk Designs, Inc.
10825 Barley Lane, Suite D
Houston, TX 77070

         Re: Side Letter Agreement #2 to that certain Merger Agreement by and between Decorize, Inc., ("Decorize"), Step of Faith, Inc., ("Step of Faith") and Faith Walk Designs, Inc., ("Faith Walk"), dated as of July 31, 2001, (the "Merger Agreement")

Dear Mr. Sandel:

         Unless otherwise defined in this Side Letter Agreement #2 to the Merger Agreement, the capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement.

         The parties desire to amend the Merger Agreement to permit the Merger to be recorded under Missouri law. Accordingly, it is agreed that the Merger Agreement be amended as follows:

         (a) Paragraph 3.1(c)(iv) is amended to read in its entirety as follows:

         "(iv) In addition to the  adjustments  contemplated  in accordance with
Section 3.2 as hereinafter provided, the actual number of common stock shares to be given in accordance with subsection (iii) of this Section 3.1 shall be calculated by dividing the sum of $510,000 by the Trading Price (defined below). The "Trading Price" shall be the arithmetic average last sale price per share of common stock in Decorize during the thirty (30) day period immediately following the date of Closing as reported by the NASDAQ OTC-BB each trading day during such period. By way of illustration, the Shareholders are entitled to receive $510,000.00 worth of Decorize common stock at Closing, and if the Trading Price is $4.00 per share, the Shareholders would be entitled to receive on a pro rata basis 127,500 shares of Decorize common stock. The calculation shall be set forth in a certificate of the Chief Financial Officer of Decorize delivered to the Faith Walk Designs Shareholders."

         (b) Section 3(c) is amended to add the following paragraph:

         "(vi) The Faith Walk Design Shareholders agree that (A) the Missouri Articles of Merger shall reflect the initial issuance of 170,000 shares of Decorize common stock in connection with the Merger, (B) will be subsequently corrected to reflect the calculated number of shares determined in accordance with paragraph 3.1(a)(iv), and (C) the delivery of such shares shall not be made by Decorize until such correction is filed and accepted by the Missouri Secretary of State."

         Except as set forth in this Side Letter Agreement #2, the terms of the Merger Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the Constituent Corporations have caused this Side Letter Agreement #2 to be signed by the executive officers thereunto duly authorized, and the Faith Walk Designs Shareholders have executed this Side Letter Agreement #2, effective as of the date first written above.

                                             FAITH WALK DESIGNS, INC.



                                             By:  /s/ John Michael Sandel
                                                 ------------------------------
                                                 John Michael Sandel, President



                                             STEP OF FAITH, INC.


                                             By:  /s/ Jon Baker
                                                 ------------------------------
                                                 Jon Baker, President


                                             DECORIZE, INC.


                                             By:  /s/ Jon Baker
                                                 ------------------------------
                                                 Jon Baker, President


                                                "Decorize"

                                                  /s/ John Michael Sandel
                                                 ------------------------------
                                                 John Michael Sandel


                                                  /s/ Kitty Sandel
                                                 ------------------------------
                                                 Kitty Sandel


                                       2